Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Elan Corporation, plc:

We consent to the use of our report dated June 9, 2011, with respect to the carve-out combined balance sheets of the EDT business unit of Elan Corporation, plc as of December 31, 2010 and 2009, and the carve-out combined statements of operations, comprehensive income/(loss), invested equity and cash flows for each of the years in the three-year period ended December 31, 2010, included in the Registration Statement on Form S-4 of Alkermes plc dated June 23, 2011 (Registration  No. 333-175078), which is incorporated herein by reference.

/s/ KPMG
Dublin, Ireland
February 16, 2012